Exhibit 23.5

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the inclusion in or incorporation by reference into this Registration Statement on Form S-4, and any amendments thereto (the “Registration Statement”), of Chevron Corporation of our audit letter, dated January 22, 2020, of Noble Energy, Inc.’s oil and natural gas reserves as of December 31, 2019. We also hereby consent to all references to our firm or such audit letter included in or incorporated by reference into such Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Richard B. Talley, Jr., P.E.
Richard B. Talley, Jr., P.E.
Senior Vice President

Houston, Texas

August 11, 2020